Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction	Percentage Owned
BMIX Participações Ltda.	Brazil	99.99% by Company
Mineração Duas Barras Ltda.	Brazil	55.00% by BMIX Participações Ltda.